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                                                                    Exhibit 22.1



                   SUBSIDIARIES OF THE CIVISTA CORPORATION
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The subsidiaries of CIVISTA are all wholly owned Ohio corporations.

     1.  Citizens Savings Bank of Canton

     2.  The CASNET Group, Inc.

     3.  Crest Investments, Inc.

     4.  Citizens Investment Corporation

     5.  Citizens Savings Corporation of Stark County